UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
September 24, 2025

KOSMOS ENERGY LTD.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-35167	98-0686001
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8176 Park Lane
Dallas,	Texas	75231
(Address of Principal Executive Offices)		(Zip Code)

Title of each class	Trading Symbol	Name of each exchange on which registered:
Common Stock $0.01 par value	KOS	New York Stock Exchange
London Stock Exchange

Registrant’s telephone number, including area code: +1 214 445 9600

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement

On September 24, 2025, Kosmos Energy Ltd. (the “Company”) announced that its wholly owned subsidiary, Kosmos Energy Gulf of Mexico Operations, LLC (the “Borrower”), and certain of Borrower’s Gulf of America related affiliates (the “Guarantors”) entered into a Senior Secured Term Loan Credit Agreement (the “Credit Agreement”) with Shell Trading (US) Company (“STUSCO”, or the “Lender”) and Ankura Trust Company, LLC, as administrative agent and collateral agent (the “Agent”).

The following is a summary of the key terms of the Credit Agreement and related agreements:

▪Amounts: The Credit Agreement provides for a term loan facility that is structured in two tranches, with the first tranche consisting of a 4-year term loan in an aggregate principal amount of $150,000,000, to be funded on October 1, 2025, and a second tranche comprising commitments to lend up to an additional $100,000,000, available for drawing until April 1, 2026 (collectively, the “Term Loan Facility”).

▪Use of Proceeds: The Borrower intends to use the proceeds from the Term Loan Facility to fund the redemption or repayment of the Company’s outstanding 7.125% senior notes due 2026. Thereafter, the Borrower may use any available proceeds from the Term Loan Facility for providing working capital and funding general operating expenses of the Borrower.

▪Interest: Interest on outstanding loans under the Term Loan Facility is payable quarterly in arrears at a rate per annum equal to the Term SOFR for such Interest Period plus the applicable rate of 3.75% per annum.

▪Guarantee: The Borrower’s obligations under the Term Loan Facility are guaranteed by the Guarantors (the Borrower and Guarantors are hereinafter referred to as the “Loan Parties”). Each Guarantor has agreed to guarantee the obligations of each other Loan Party and to grant to the Agent, for the benefit of the secured parties, first priority liens on certain collateral.

▪Security: Subject to certain exceptions, the obligations of the Loan Parties under the Term Loan Facility are secured by first priority liens on certain assets of the Loan Parties, including all Gulf of America Assets (as defined in the Credit Agreement) owned by the Loan Parties or their respective subsidiaries.

▪Covenants: The Credit Agreement contains customary affirmative and negative covenants, including covenants that affect the ability of the Loan Parties and their respective subsidiaries to incur additional indebtedness, create liens, merge, dispose of assets, and make distributions, dividends, investments or capital expenditures, among other things.

▪Events of Default: The Credit Agreement includes certain customary representations and warranties, indemnities and events of default that, subject to certain materiality thresholds and grace periods, arise as a result of a payment default, failure to comply with covenants, material inaccuracy of representation or warranty, and certain bankruptcy or insolvency proceedings. If there is an event of default, the Lender may declare all or any portion of the outstanding indebtedness to be immediately due and payable and exercise any rights they might have (including against the collateral).

The foregoing description of the Credit Agreement is not complete and is qualified in its entirety by reference to the text of the Credit Agreement. A copy of the Credit Agreement will be filed as an exhibit to Kosmos Energy’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2025.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Form 8-K is incorporated by reference to this Item 2.03.

Item 7.01 Regulation FD.

The Company issued a conditional notice of partial redemption on September 25, 2025, with respect to $150,000,000 principal amount of its 7.125% senior notes due 2026 (the “Notes”). Redemption of the Notes will occur on October 6, 2025.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 30, 2025

KOSMOS ENERGY LTD.

By:	/s/ Neal D. Shah
Neal D. Shah
Senior Vice President, Chief Financial Officer

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